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                                                                Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated January 24, 2002 (except for the last paragraph of Note 4 which is as of March 1, 2002) accompanying the financial statements of Brookline Bancorp, Inc. and subsidiaries as contained in the Registration Statement on Form S-1 and the Form AC of Brookline Bancorp, Inc. and subsidiaries to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about April 8, 2002. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts".



                                       /s/ Grant Thornton LLP




Boston, Massachusetts
April 4, 2002